INTERNATIONAL GAME TECHNOLOGY REPORTS
                           THIRD QUARTER 1999 RESULTS

FOR IMMEDIATE RELEASE                     CONTACT:      Maureen Mullarkey
July 22, 1999                             TELEPHONE:    (775) 448-0127


    (Reno, Nev.) International Game Technology (NYSE "IGT") today announced results for its third quarter and nine months ended July 3, 1999. Income before extraordinary items totaled $37.5 million or $0.39 per diluted share for the quarter compared to $45.6 million or $0.40 per diluted share for the same quarter of fiscal 1998. In the current quarter, IGT redeemed its 7.84% Senior Notes due 2004 resulting in an extraordinary expense of $0.03 per diluted share. The third quarter of fiscal 1998 benefited from a gain on the sale of the Australian manufacturing building of $0.06 per diluted share. Net income was $34.3 million and $102.5 million for the current quarter and year-to-date periods, respectively, versus $45.6 million and $110.8 million for the corresponding periods of fiscal 1998. Although net income declined for both the quarter and year-to-date periods due to interest expense on higher debt balances, operating profit improved on stronger product sales. Earnings per diluted share for fiscal 1999 benefited from IGT's treasury stock purchase activity.

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FISCAL YEAR 1999 - PAGE 2

    Total revenues reached $258.9 million and $701.4 million for the quarter and year-to-date periods of fiscal 1999 versus $223.0 million and $570.1 million for the same periods of fiscal 1998. International sales and new casino opportunities domestically drove the positive movement in total revenues. Product sales revenue totaled $167.6 million and $443.8 million for the quarter and nine months ended July 3, 1999, respectively, a 28% and 40% improvement over the corresponding periods of fiscal 1998. Shipments for the third quarter and year-to-date periods were 33,700 and 91,600 units, respectively, compared to 2,100 and 49,300 units in the corresponding prior year periods.

    Domestically, IGT shipped 13,000 units during the quarter compared to 9,500 in the prior third quarter and 32,500 machines for the current year versus 27,300 in the prior year-to-date period. The four major new casino openings in the Las Vegas area positively impacted IGT during 1999. Current quarter shipments included Park Place's Paris Resort and the Resort at Summerlin, two of the newest Las Vegas properties. IGT also provided 1,300 machines or a 67% market share to the MGM temporary casino in Detroit, Michigan, opening in late July 1999. Increased demand in the Native American markets during fiscal 1999 also positively impacted domestic revenues for the quarter and nine-month periods. In June 1999, IGT became a licensed manufacturer for Native American

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FISCAL YEAR 1999 - PAGE 3

venues in Washington. During the quarter, IGT sold 1,500 games, approximately a 93% market share, to a Washington licensee who designs and markets gaming machines for placement in eight Native American casinos.

    International shipments grew to 20,700 gaming machines, or 61% of total units, during the current quarter compared to 12,500 for the same quarter of fiscal 1998. For the current year, IGT sold 59,100 machines in international markets compared to 22,000 last year. Three popular Japanese Pachisuro game themes, Popper King, Dynamite and Elvis, accounted for an increase of 7,100 and 20,000 units for the quarter and year-to-date periods, respectively. Barcrest, IGT's wholly owned U.K. subsidiary acquired in March of 1998, increased quarterly and yearly shipments by 2,000 and 17,600 units compared to the prior periods.

    The gross profit on product sales for the current quarter and year totaled $61.2 million and $162.2 million, respectively, representing an 11% and 21% increase over last year. The gross profit margin percentage realized on product sales for both the current quarter and nine-month period was 37% compared to 42% for the same periods of fiscal 1998. IGT's expansion in the international markets and continued growth in new platform product shipments domestically, positively impacted total gross profit dollars but resulted in lower gross profit margins.

    Revenues from gaming operations were $91.3 million and $257.6 million for the quarter and nine-month periods, respectively, versus $92.1 million and

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FISCAL YEAR 1999 - PAGE 4

$252.2 million for the corresponding periods of last year. Consistent with second quarter results, the fluctuation in third quarter revenues over last year was primarily due to Nevada Megabucks(R). The jackpot on Nevada Megabucks(R) grew throughout fiscal 1998 to a record-breaking $27.0 million in November 1998, resulting in higher play levels during that period. The introduction of games such as Elvis in all jurisdictions, Triple Play in a MegaJackpots(TM) format in Atlantic City and the newest game theme, Barcrest's Partytime offsets maturing systems and maintains the popularity of MegaJackpots(TM) on the casino floor. The installed base of machines operating on MegaJackpots(TM) systems grew to 14,600 at the end of the quarter, up from 13,900 one year earlier. Of these, approximately 10,200 are new platform, higher performing games.

    Gross profit from gaming operations was $57.5 million or 63% versus $51.7 million or 56% for the third quarter of fiscal 1999 and 1998, respectively. For the year-to-date periods of fiscal 1999 and 1998, gross profit totaled $154.1 million or 60% versus $137.6 million or 55%, respectively. Rising interest rates during fiscal 1999 resulted in lower costs of funding jackpots compared to the prior year.

    Total operating expenses were 21% of total revenues for both the current and prior year third quarters. For the year-to-date period, operating expenses were 22% of total revenues compared to 20% in the prior year period. Bad debt expense recorded in the current quarter relating to overall increased sales and a higher

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FISCAL YEAR 1999 - PAGE 5

mix of international sales contributed to the growth in operating expenses in both periods. The year-to-date period of fiscal 1998 included only three months of expenses related to the Barcrest and Olympic businesses, which were acquired in March 1998.

    Other income and expense totaled $6.9 million and $3.1 million in net expenses for the quarter and year-to-date periods of fiscal 1999, respectively. Comparatively, in fiscal 1998, IGT reported other income of $9.9 million and $14.2 million for the same quarter and year periods. This fluctuation resulted from the growth in interest expense due to borrowings used for acquisitions and treasury stock purchases. Additionally, the third quarter of fiscal 1998 benefited from a gain of $10.4 million on the sale of the Australian manufacturing and office facility.

    In May 1999, IGT announced the private placement of $1 billion in aggregate principal amount of Senior Notes (the "Notes"). A portion of the proceeds was used to redeem previously outstanding 7.84% Senior Notes due 2004 resulting in a prepayment penalty of $3.3 million after tax extraordinary expense.

    Under its stock repurchase program, IGT has purchased 10.0 million shares of its common stock for an aggregate purchase price of $159.7 million since April 3, 1999. Fiscal 1999 purchases of treasury stock totaled 18.4 million shares for $300.5 million through July 21, 1999.

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FISCAL YEAR 1999 - PAGE 6

    The historical results achieved are not necessarily indicative of future prospects of the Company. Information on factors that may affect the Company's financial results are included in the Company's Report on Form 10-K for the year ended September 30, 1998 and subsequent periodic reports filed with the Securities and Exchange Commission.

    IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.

    For more information on International Game Technology, visit the company website at www.igtgame.com.

Statements of Income


                            Three Months Ended   Nine Months Ended
                             Jul.3,   Jun. 30,   Jul. 3,  Jun. 30,
                              1999     1998       1999      1998
(in thousands, except
 per share amounts)

Revenues
    Product sales            $167,573 $130,843   $443,793  $317,859
    Gaming operations          91,286   92,139    257,643   252,225
                               ------   ------    -------   -------
    Total revenues            258,859  222,982    701,436   570,084
                              -------  -------    -------   -------

Costs and expenses
    Cost of product sales     106,339   75,586    281,635   183,351
    Cost of gaming operations  33,759   40,442    103,498   114,578
    Selling, general, and
      administrative           34,552   29,021     96,265    72,755
    Depreciation and
      amortization              6,468    5,861     18,841    12,667
    Research and development   11,167   11,366     32,279    26,848
    Provision for bad debts     3,240      496      6,761     3,660
                                -----      ---      -----     -----
    Total costs and expenses  195,525  162,772    539,279   413,859
                              -------  -------    -------   -------

Income from operations         63,334   60,210    162,157   156,225
Other income (expense)
    Interest income            13,938   11,181     40,052    33,517
    Interest expense          (21,068) (11,195)   (46,253)  (29,187)
    Gain on sale of assets      1,048   10,332      4,917    11,414
    Other                        (828)    (381)    (1,784)   (1,572)
                                 ----     ----     ------    ------
    Other income, net          (6,910)   9,937     (3,068)   14,172
                               ------    -----     ------    ------

Income before income taxes     56,424   70,147    159,089   170,397
Provision for income taxes     18,903   24,552     53,295    59,639
                               ------   ------     ------    ------
Income before extraordinary
  item                         37,521   45,595    105,794   110,758
                               ------   ------    -------   -------
Extraordinary loss on early
  redemption of debt, net
  of tax                       (3,254)       -     (3,254)        -
                               ------        -     ------         -
Net income                    $34,267  $45,595   $102,540  $110,758
                              =======  =======   ========  ========
Basic earnings per share
  Continuing operations         $0.39    $0.40      $1.03     $0.97
  Extraordinary item            (0.03)       -      (0.03)        -
                                -----        -      -----         -
  Net income                    $0.36    $0.40      $1.00     $0.97
                                =====    =====      =====     =====
Diluted earnings per share
  Continuing operations         $0.39    $0.40      $1.02     $0.96
  Extraordinary item            (0.03)       -      (0.03)        -
                                -----        -      -----         -
  Net income                    $0.36    $0.40      $0.99     $0.96
                                =====    =====      =====     =====
Weighted average common
  shares outstanding           95,378  113,385    102,819   113,675

Weighted average common and
  potential shares
  outstanding                  95,951  115,154    103,642   115,457


Condensed Balance Sheets


                                           July 3,   Sept. 30,
                                            1999       1998
    (Dollars in thousands)

    Assets
      Current assets
        Cash and cash equivalents          $629,796   $175,413
        Investment securities, at market
          value                              14,008     19,354
        Accounts receivable                 203,971    189,521
        Current maturities of long-term
          notes and contracts receivable     61,143     63,022
        Inventories                         115,385    133,154
        Investments to fund liabilities to
          jackpot winners                    41,796     41,216
        Deferred income taxes                16,878     16,517
        Prepaid expenses and other           30,189     32,346
                                             ------     ------
             Total current assets         1,113,166    670,543
                                          ---------    -------

      Long-term notes and contracts
        receivable                           30,165     37,750
      Property, plant and equipment, at
        cost                                295,726    278,295
        Less accumulated depreciation and
          amortization                     (118,515)  (109,542)
                                           --------   --------
             Property, plant and
               equipment, net               177,211    168,753
                                            -------    -------
      Investments to fund liabilities to
        jackpot winners                     365,732    369,427
      Intangible assets                     137,831    131,552
      Other assets                          184,733    165,603
                                            -------    -------
             Total Assets                $2,008,838 $1,543,628
                                         ========== ==========
    Liabilities and Stockholders' Equity
      Current liabilities
        Current maturities of long-term
          notes payable and capital lease
          obligations                        $1,674    $30,311
        Accounts payable                     53,326     57,277
        Jackpot liabilities                  67,054     50,659
        Accrued employee benefit plan
          liabilities                        18,198     17,512
        Other accrued liabilities            78,692     44,781
                                             ------     ------
             Total current liabilities      218,944    200,540
                                            -------    -------
      Long-term notes payable and capital
        lease obligations, net of current
        maturities                          990,182    322,510
      Long-term jackpot liabilities         452,055    479,217
      Other liabilities                         279         85
                                                ---         --
             Total liabilities            1,661,460  1,002,352
                                          ---------  ---------
      Stockholders' equity
        Common stock                             95         95
        Additional paid-in capital          260,781    256,656
        Retained earnings                   926,771    827,542
        Treasury stock                     (836,324)  (535,797)
        Accumulated other comprehensive
          income                             (3,945)    (7,220)
                                             ------     ------
             Total stockholders' equity     347,378    541,276
                                            -------    -------
             Total Liabilities and
               Stockholders' Equity      $2,008,838 $1,543,628
                                         ========== ==========
